AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                                                                      Exhibit 12
                SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS
                    OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                      (Amounts in thousands, except ratios)

                                                              YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------
                                                 1996        1995      1994      1993      1992
                                                --------   --------  --------  --------  --------
Earnings:

(Loss) income from continuing operations
(including dividends from
less-than-50%-owned affiliates) before
income taxes, equity in earnings of affiliates
and others, cumulative effect on
prior years of change in
accounting principle, and minority
interests ....................................  $(10,539)  $  9,524  $  9,659  $  4,784  $ 23,332

 Fixed charges ...............................    14,286     13,169    17,149    21,387    18,863
                                                --------   --------  --------  --------  --------

   Earnings ..................................  $  3,747   $ 22,693  $ 26,808  $ 26,171  $ 42,195
                                                ========   ========  ========  ========  ========

Fixed Charges:

 Interest ....................................  $ 14,081   $ 12,921  $ 16,234  $ 20,176  $ 16,906

 Amortization of debenture
  expenses ...................................       205        248       915     1,211     1,957
                                                --------   --------  --------  --------  --------

 Fixed charges ...............................  $ 14,286   $ 13,169  $ 17,149  $ 21,387  $ 18,863
                                                ========   ========  ========  ========  ========


Ratio of earnings to fixed charges ...........     .26:1     1.72:1    1.56:1    1.22:1    2.24:1
                                                ========   ========  ========  ========  ========


                                     E-115